Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of QCR Holdings, Inc. of our reports dated March 11, 2022, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of QCR Holdings, Inc., appearing in the Annual Report on Form 10-K of QCR Holdings, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Davenport, Iowa

June 30, 2022